SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  ------------


                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                          (Amendment No. __________)1


                                 Liveworld, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   874263 10 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                January 11, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|    Rule 13d-1(b)

         |X|    Rule 13d-1(c)

         |_|    Rule 13d-1(d)

     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 874263 10 6                  13G                    Page 2 of 7 Pages
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  1     NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Jeff Easton
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  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                       (b) |_|
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  3     SEC USE ONLY

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  4     CITIZENSHIP OR PLACE OF ORGANIZATION
        USA
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    NUMBER OF        5    SOLE VOTING POWER                        1,531,509

     SHARES
--------------------------------------------------------------------------------
   BENEFICIALLY      6    SHARED VOTING POWER                      1,034,950

--------------------------------------------------------------------------------
    OWNED BY
                     7    SOLE DISPOSITIVE POWER                   1,531,509
    REPORTING
--------------------------------------------------------------------------------
   PERSON WITH
                     8    SHARED DISPOSITIVE POWER                 1,531,409

--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 2,566,459
--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*   |_|

--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                 10.1%
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON*
                 IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 874263 10 6                  13G                    Page 3 of 7 Pages
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Item 1(a).          Name of Issuer:

                    Liveworld, Inc.
                    ------------------------------------------------------------


Item 1(b).          Address of Issuer's Principal Executive Offices:

                    170 Knowles Dr., Ste. 211, Los Gatos, California 95030
                    ------------------------------------------------------------


Item 2(a).          Name of Person Filing:

                    Jeff Easton
                    ------------------------------------------------------------


Item 2(b).          Address of Principal Business Office or, if None, Residence:

                    135 East 57th Street, 14th Floor, New York, New York 10028
                    ------------------------------------------------------------


Item 2(c).          Citizenship:

                    USA
                    ------------------------------------------------------------


Item 2(d).          Title of Class of Securities:

                    Common Stock
                    ------------------------------------------------------------


Item 2(e).          CUSIP Number:

                    874263 10 6
                    ------------------------------------------------------------

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CUSIP NO. 874263 10 6                  13G                    Page 4 of 7 Pages
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
Item 3.         If This Statement is Filed Pursuant to Rule 13d-1(b), or
                13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)        |_|  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)        |_|  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)        |_|  Insurance company as defined in Section 3(a)(19) of the Exchange Act.

     (d)        |_|  Investment company registered under Section 8 of the Investment Company Act.

     (e)        |_|  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f)        |_|  An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g)        |_|  A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G);

     (h)        |_|  A savings association as defined in Section 3(b) of Federal Deposit Insurance Act;

     (i)        |_|  A church plan that is excluded from the definition of an investment company under Section
                     3(c)(14) of the Investment Company Act;

     (j)        |_|  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


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CUSIP NO. 874263 10 6                  13G                    Page 5 of 7 Pages
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Item 4.    Ownership.

                    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

  (a)      Amount beneficially owned as December 31, 2002:

           2,566,459 shares of common stock
           ---------------------------------------------------------------------


  (b)      Percent of class: 10.1%
           ---------------------------------------------------------------------


  (c)      Number of shares as to which such person has as of December 31, 2002:


  (i)      Sole power to vote or to direct the vote      1,531,509 shares     ,
                                                    ---------------------------


  (ii)     Shared power to vote or to direct the vote    1,034,950 shares*    ,
                                                      -------------------------


  (iii)    Sole power to dispose or to direct the disposition
           of   1,531,509 shares    ,
                ------------------------------


  (iv)     Shared power to dispose or to direct the disposition
           of   1,034,950 shares*   ,
                ----------------------------

*  Shares held jointly with spouse

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CUSIP NO. 874263 10 6                  13G                    Page 6 of 7 Pages
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Item 5.           Ownership of Five Percent or Less of a Class.

                           If this statement is being filed to report the fact
                  that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].




Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person.

                  N/A



Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  N/A



Item 8.           Identification and Classification of Members of the Group.

                  N/A



Item 9.           Notice of Dissolution of Group.

                  N/A



Item 10.          Certification.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                             February 12, 2002
                             -------------------------------------------------
                                                   (Date)
                             /s/ Jeff Easton
                             -------------------------------------------------
                                                (Signature)
                             Jeff Easton
                             -------------------------------------------------
                                               (Name/Title)